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                                                                       EXHIBIT X

                              NOREX INDUSTRIES INC.
                     P.O. Box HM429, HAMILTON, HMBX, BERMUDA
                             TELEPHONE: +1 1441 293


5 September 1996

Orkla ASA
Attn: Mr. Morten Blix
Investment Division
Lilleakerveien 2
0283 Oslo, Norway

      Re:  NOTICE OF EXERCISE

Dear Morten,

     With reference to the Shareholders' Agreement (the "Agreement") dated 11 October 1995 between Orkla ASA and Norex Industries Inc. defining our relationship as it pertains to Prosperity Investments, Inc. and a purchase option granted therein to Norex Industries by Orkla:

                     PURSUANT TO SECTION 9 OF THE AGREEMENT,
                NOTICE IS HEREBY GIVEN THAT NOREX INDUSTRIES INC.
                  HAS ELECTED TO EXERCISE SUCH PURCHASE OPTION.

     Norex Industries will make a payment of the $1,100,00 option price into a bank account specified by Orkla for this purpose seven days from the date first-above written. Please send the wire transfer instructions for the bank account. Thank you.


Best regards,

/s/ Frank Capstick

Frank Capstick, President

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